Exhibit 99.1

NEWS RELEASE

St. Paul Travelers First Quarter 2005 Income from Continuing
Operations Increased 49% from the Prior Year Quarter to a Record $877 Million

SAINT PAUL, Minn. (May 3, 2005) – St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE: STA) today reported income from continuing operations of $877 million for the quarter ended March 31, 2005, or $1.31 per basic share and $1.25 per diluted share, compared to $587 million, or $1.35 per basic share and $1.31 per diluted share, in the prior year quarter.  The current quarter GAAP combined ratio was 90.5 percent, 1.4 points lower than in the prior year quarter.  Net income for the current quarter was $212 million, or $0.31 per basic share and diluted share, compared to $587 million, or $1.35 per basic share and $1.31 per diluted share, in the prior year quarter.  Net income for the current quarter included a $665 million after-tax loss from discontinued operations, which consisted of the $687 million tax charge previously disclosed in the company’s March 30 press release, related to the company’s disposition of its equity stake in Nuveen Investments, Inc. (“Nuveen”), partially offset by the company’s share of Nuveen’s net income for the quarter.

Operating income for the current quarter was $859 million, or $1.28 per basic share and $1.23 per diluted share, compared to $614 million, or $1.41 per basic share and $1.37 per diluted share, in the prior year quarter.  Operating income represents reported net income excluding the impact of realized investment gains and losses and the results of discontinued operations.

St. Paul Companies, Inc. (“St. Paul”) and Travelers Property Casualty Corp. (“Travelers”) merged to form St. Paul Travelers on April 1, 2004.  St. Paul Travelers’ results for the first quarter of 2004 do not include the results of St. Paul.

Highlights for the Quarter

•                  Operating return on equity of 16.7 percent (excluding FAS 115).

•                  GAAP combined ratio of 90.5 percent, 1.4 points lower than in the prior year quarter.

•                  Strong performance in all business segments.  The Commercial and Specialty segments recorded operating income of $433 million and $188 million and combined ratios of 94.9 percent and 95.6 percent, respectively.  The Personal segment recorded operating income of $285 million and a combined ratio of 78.7 percent.

•                  Favorable prior year reserve development of $78 million after-tax in the Personal segment due to continued favorable claim performance in both the Auto and the Homeowners and Other lines.

•                  Total catastrophe losses of $58 million after-tax in the Specialty and Personal segments, of which $38 million resulted from adverse loss development related to the third quarter 2004 hurricanes and $20 million resulted from floods in the U.K. and hailstorms in Texas that occurred in the current quarter.

•                  Gross written premiums of $5.921 billion, up 47 percent from the prior year quarter and down 3 percent on a pro forma combined basis, excluding the runoff businesses categorized as Commercial Other.

On April 6, the secondary offering and related transactions for the sale of the company’s equity investment in Nuveen were priced.  The company has received approximately $1.8 billion of cash to date and expects to receive an additional $400 million upon closing of the forward share repurchase contract with Nuveen, expected to occur in the third quarter of this year.  Total after-tax cash proceeds, excluding 3.9 million shares associated with the underwriters’ overallotment option, are estimated to be $2.0 billion, after utilization of the company’s remaining net operating loss carryforward of approximately $1.6 billion.

Jay Fishman, President and Chief Executive Officer, said, “We are off to an excellent start, with all our business segments generating very strong operating income in the quarter.  With our fundamental earnings power emerging, we believe that we are well positioned to generate attractive returns for our investors while having adequate resources to make the investments necessary to provide for future profitable growth.

 “Retention levels are very strong and operating margins are very attractive, as loss indications remain at low levels and renewal price changes for our company stay modestly positive.  While we actively seek opportunities for new business, we will not compromise our underwriting discipline and will add volume only when pricing meets our return hurdles.

“We are excited about the franchise that we have created and all of the competitive advantages and opportunities that it provides us in the marketplace,” concluded Mr. Fishman.

Consolidated First Quarter Highlights

($ in millions, except for per share amounts, and	Three Months Ended March 31
after-tax except for premiums)	2005	2004	Change
Gross written premiums	$5,921	$4,032	47%
Net written premiums	4,780	3,400	41
Net earned premiums	5,119	3,339	53
Underwriting gain	291	160	82
Net investment income	583	454	28
Income from continuing operations	877	587	49
Operating income	859	614	40
Net income	212	587	(64)
Book value per share	$30.51	$28.98	5
Adjusted book value per share (1)	$30.10	$26.18	15
GAAP combined ratio	90.5%	91.9%	(1.4	) pts
Continuing operations return on equity	16.6%	19.0%	(2.4)
Return on equity	4.0%	19.0%	(15.0	) pts
Operating return on equity (1)	16.7%	21.9%	(5.2	) pts

(1) Excludes FAS 115
Note: First quarter 2004 reflects only the results of Travelers
Please see Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Gross written premiums increased 47 percent from the prior year quarter to $5.921 billion.  The increase was due to the inclusion of St. Paul’s gross written premiums in the current quarter.  Gross written premiums, excluding the premium impact of the runoff businesses categorized as Commercial Other, decreased 3 percent on a pro forma combined basis from the prior year quarter.  This decrease is primarily due to relatively modest declines in renewal price changes in the company’s Commercial segment, decreases in the Specialty segment’s construction business due to the nearly completed process of aligning the construction underwriting profile of the two predecessor companies and lower new business volume in both the Commercial and Specialty segments.  The company’s Personal segment continues to experience positive growth.

Net written premiums as reported increased 41 percent from the prior year quarter to $4.780 billion.  Net written premiums, excluding the premium impact of the runoff businesses categorized as Commercial Other, decreased 6 percent on a pro forma combined basis from the prior year quarter.  This decrease was impacted by changes in the terms and timing of the purchase of the company’s reinsurance programs for its Specialty segment which resulted in more premiums being ceded in the current quarter as compared to the prior year quarter.  These changes significantly impact the quarter-over-quarter comparison of net written premiums.

Net investment income for the current quarter was $583 million after-tax ($765 million pre-tax), which was driven by continued strong operating cash flows.

The current quarter GAAP combined ratio of 90.5 percent included 2.2 points for net favorable non-catastrophe prior year reserve development and 1.7 points for catastrophe losses (1.1 points related to the prior year and 0.6 points related to the current year).

Commercial Segment Financial Results

For the first quarter of 2005, the Commercial segment reported operating income of $433 million.  Loss indications remain at low levels resulting in favorable operating margins.  The current quarter Commercial GAAP combined ratio was 94.9 percent.

Gross and net written premiums for the Commercial segment decreased 7 percent and 8 percent, respectively, on a pro forma combined basis from the prior year quarter, excluding the premium impact of the runoff businesses categorized as Commercial Other, and decreased 12 percent and 13 percent, respectively, overall.  The decrease quarter over quarter is primarily due to lower new business volume and relatively modest declines in renewal price changes.  In addition, the previous year quarter benefited from increased new business associated with the Royal & SunAlliance and Atlantic Mutual renewal rights transactions.  Retention rates were very strong in the current quarter, and new business levels were higher than in the third and fourth quarters of 2004.

Gross written premiums for Commercial Other, which is comprised of the results of Gulf and other run-off operations, decreased to $78 million on a pro forma combined basis from the prior year quarter (or to $40 million on a net written premium basis) due to the intentional non-renewal of written premiums for these businesses.  Approximately $51 million of gross written premiums previously written by Gulf were renewed by Domestic Specialty in the current quarter.

Specialty Segment Financial Results

For the first quarter 2005, the Specialty segment reported operating income of $188 million.  The results included an after-tax charge of $47 million ($71 million pre-tax) for catastrophe losses, of which $34 million ($52 million pre-tax) was adverse prior year loss development related to the third quarter 2004 hurricanes, and $13 million ($19 million pre-tax) was current quarter catastrophe losses related to floods in the U.K.  The Specialty GAAP combined ratio was 95.6 percent in the current quarter, which included 4.8 points for catastrophe losses (3.5 points related to the prior year and 1.3 points related to the current year).

Gross written premiums decreased 2 percent on a pro forma combined basis from the prior year quarter due to the nearly completed process of aligning the construction underwriting profile of the two predecessor companies, partially offset by higher premium volume in several Domestic and International Specialty businesses.  Approximately $51 million of gross written premiums previously written in Gulf were renewed in Domestic Specialty in the current quarter.

Net written premiums decreased 12 percent on a pro forma combined basis from the prior year quarter to $1.216 billion due to changes in the terms and timing of the purchase of the company’s reinsurance programs, as discussed above.  These changes significantly impact the quarter-over-quarter comparison of net written premiums in the Specialty segment.  The decrease in net written premiums also incorporates a modest adjustment to 2004 ceded written premiums in the Specialty segment to report at inception all ceded written premiums for reinsurance agreements that have minimum amounts required to be ceded.  Previously, ceded written premiums for certain of these agreements were reported over the life of the reinsurance contracts.  This change only affected the statistical disclosure of net written premiums and had no effect on gross written premiums or GAAP or statutory quarterly earned premiums, operating results or capital.  There were no significant changes in company-wide quarterly trends in 2004.  However, within Specialty, the quarter with the largest impact was the third quarter of 2004, in which adjusted net written premiums on a pro forma combined basis increased 4 percent quarter-over-quarter rather than the 7 percent decrease previously reported.

Within Domestic Specialty, retention was slightly higher than the prior year quarter, although modestly down from the fourth quarter 2004, and new business levels were consistent with the fourth quarter 2004.  Within International Specialty, excluding Lloyd’s, retention levels were substantially higher than in the prior year quarter and consistent with the fourth quarter 2004, and new business levels were modestly lower than in prior quarters.

Personal Segment Financial Results

For the first quarter 2005, the Personal segment reported operating income of $285 million compared to $237 million in the prior year quarter.  The 20 percent increase in 2005 was primarily due to continued favorable claim frequency in both the Auto and the Homeowners and Other lines, severity trend improvement in the Auto line and growth in business volumes, particularly in the Homeowners and Other line.  The current quarter results included an after-tax benefit of $78 million ($120 million pre-tax) from favorable prior year reserve development related to continued declines in claim frequency and severity in both the Auto and the Homeowners and Other lines, a $4 million after-tax charge ($6 million pre-tax) for adverse prior year loss development related to the third quarter 2004 hurricanes and a $7 million after-tax charge ($12 million pre-tax) for current quarter catastrophe losses related to hailstorms in Texas.  This compares to an after-tax benefit of $66 million ($101 million pre-tax) for net favorable prior year reserve development and an after-tax charge of $13 million ($20 million pre-tax) for catastrophe losses in the prior year quarter.

The Personal GAAP combined ratio was 78.7 percent in the current quarter, compared to 84.3 percent in the prior year quarter.  The significant improvement in the combined ratio was primarily due to the recognition of lower frequency in both the Auto and the Homeowners and Other lines, consistent with trends in the past few quarters.  The current quarter GAAP combined ratio included 7.8 points of net favorable prior year development (including 0.4 points for adverse prior year loss development related to the third quarter 2004 hurricanes) and 0.8 points of current quarter catastrophe losses.  The prior year quarter GAAP combined ratio included 7.8 points of net favorable prior year development and 1.5 points of catastrophe losses.

First quarter gross written premiums increased 4 percent from the prior year quarter and net written premiums increased 5 percent, primarily due to unit growth in Homeowners and Other, as well as continued increases in premium rates across both the Automobile and the Homeowners and Other lines of business.

Automobile net written premiums increased 1 percent and policies in force grew 5 percent in the current quarter as compared to the prior year quarter.  Improving industry results over the past few years has increased competition, particularly for personal auto.  While retention remains strong, new business volume has slowed.

Homeowners and Other net written premiums and policies in force both increased 12 percent from the prior year quarter due to a combination of price increases and higher new business.  Business growth is strongest in less catastrophe exposed areas.  While competition has led to a slowing of new business volume, retention rates remain strong and consistent with prior quarters.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9:00 a.m. EDT (8:00 a.m. CDT) on Tuesday, May 3, 2005.  Prior to the Webcast, a related slide presentation will be available on the company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations on a per share basis. Operating income per share is operating income on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities and discontinued operations, net of tax.

In the opinion of the company’s management, operating income, operating income per share, and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain or loss is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.  This profit or loss calculation includes reinsurance assumed and ceded but excludes net investment income and net realized investment gains (losses).

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premium. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Pro forma combined gross and net written premiums reflect the addition of gross and net written premiums, respectively, of The St. Paul and Travelers for periods prior to the merger on April 1, 2004.  The pro forma combined gross and net written premium amounts are not affected by purchase accounting adjustments.  Gross and net written premiums are a measure of business volume before and after reinsurance.  The pro forma information presented is not necessarily indicative of what would have occurred had the acquisition and related transactions been made at the beginning of the applicable period, or of future results of the company.

Adjusted book value per share represents assets less liabilities excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial – Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty in April 2004), the Special Liability Group and runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K, Ireland, Canada and the company’s participation in Lloyd’s.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  The Company held a 78% interest in Nuveen Investments as of March 31, 2005.

* * * * *

Segment results for the first quarter 2004 have been restated from the historical presentation of Travelers to conform to the new St. Paul Travelers segment arrangement where practicable and only include the results of Travelers.  As a result, for the first quarter 2004 Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the company developed a methodology to allocate NII and invested assets to the identified segments.  This methodology allocates pre-tax NII based upon an investable funds concept, which takes into account liabilities (net of non-invested assets) and appropriate capital considerations for each segment.  It is not practicable to apply the methodology to historical businesses and as such, actual (versus allocated) NII is included in revenues and operating income of the restated segments for periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward Looking Statement

This press release may contain, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, the company may make forward-looking statements about the company’s results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of the company’s asbestos and other reserves (including, among others, asbestos claim payment patterns); the post-merger integration (including, among others, expense savings); and strategic initiatives (including, among others, the sale of the company’s interest in Nuveen).  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties including the company to settle asbestos-related litigation; the company’s ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; the company’s ability to execute announced and future strategic initiatives as planned; insufficiency of, or changes in, loss and loss adjustment expense reserves; the company’s inability to obtain prices sought due to competition or otherwise; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and building repair costs; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the company’s subsidiaries to pay dividends to us; adverse developments in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative and other governmental actions, including, but not limited to, federal and state legislation related to asbestos liability reform and governmental actions regarding the compensation of brokers and agents; the impact of well-publicized governmental investigations of certain industry practices, including with respect to business practices between insurers, including the company, and brokers and the purchase and sale by insurers, including the company, of finite, or non-traditional, insurance products; the performance of the company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global and financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the company’s claims-paying and financial strength ratings; the loss or significant restriction on the company’s ability to use credit scoring in the pricing and underwriting of Personal policies; and changes to the regulatory capital requirements.

The company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the company undertakes no obligation to update its forward-looking statements.

Summary of Financial Information

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) completed its previously announced merger into The St. Paul Companies, Inc. (St. Paul), forming The St. Paul Travelers Companies, Inc. (St. Paul Travelers). Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock, and the Travelers treasury stock was cancelled. The number of shares and per share amounts for all periods presented have been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.

For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer. Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004. Information for the first quarter 2004 reflects only the standalone results of Travelers.

	Three months ended
	March 31,
($in millions, except per share amounts, and after-tax)	2005	2004
Operating income	$859	$614
Net realized investment gains (losses)	18	(27)
Income from continuing operations	877	587
Discontinued operations	(665)	—
Net income	$212	$587

Basic earnings per share
Operating income	$1.28	$1.41
Net realized investment gains (losses)	0.03	(0.06)
Income from continuing operations	1.31	1.35
Discontinued operations	(1.00)	—
Net income	$0.31	$1.35

Diluted earnings per share
Operating income	$1.23	$1.37
Net realized investment gains (losses)	0.02	(0.06)
Income from continuing operations	1.25	1.31
Discontinued operations	(0.94)	—
Net income	$0.31	$1.31

Weighted average number of common shares outstanding (basic)	668.1	434.6
Weighted average number of common shares outstanding and common stock equivalents (diluted)	709.1	453.9
Common shares outstanding at period end	673.6	437.3

Common stock dividends declared	$148.2	$81.7

Operating income (loss) by segment
Commercial	$433	$430
Specialty	188	(28)
Personal	285	237
Interest Expense and Other	(47)	(25)
	$859	$614

Continuing operations return on equity	16.6%	19.0%
Return on equity	4.0%	19.0%
Operating return on equity (1)	16.7%	21.9%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

(1) Excludes FAS 115

	Three months ended March 31,
($ in millions before tax)	2005	2004

Revenues
Premiums	$5,119	$3,339
Net investment income	765	619
Fee income	171	172
Net realized investment losses	—	(42)
Other revenues	50	39
	$6,105	$4,127

Revenues by segment excluding net realized investment gains
Commercial	$2,808	$2,336
Specialty	1,700	368
Personal	1,592	1,465
Interest Expense and Other	5	—
	6,105	4,169
Net realized investment losses	—	(42)
	$6,105	$4,127

Gross written premiums
Commercial	$2,529	$2,213
Specialty	1,913	398
Personal	1,479	1,421
	$5,921	$4,032

Net written premiums
Commercial	$2,130	$1,765
Specialty	1,216	269
Personal	1,434	1,366
	$4,780	$3,400

GAAP combined ratios: (1)

Commercial (2)
Loss and loss adjustment expense ratio	65.2%	64.5%
Underwriting expense ratio	29.7	25.9
Combined ratio	94.9%	90.4%

Specialty (2)
Loss and loss adjustment expense ratio	64.5%	97.7%
Underwriting expense ratio	31.1	35.2
Combined ratio	95.6%	132.9%

Personal
Loss and loss adjustment expense ratio	52.4%	60.1%
Underwriting expense ratio	26.3	24.2
Combined ratio	78.7%	84.3%

Total Company (2)
Loss and loss adjustment expense ratio	61.3%	65.8%
Underwriting expense ratio	29.2	26.1
Combined ratio	90.5%	91.9%

(1)                                  For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)                                  Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended March 31,
($ in millions; after tax except as noted)	2005	2004
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$451	$233
Tax expense on underwriting results	(160)	(73)
Underwriting gain	291	160
Net investment income	583	454
Other, including interest expense and minority interest	(15)	—
Consolidated operating income	859	614
Net realized investment gains (losses)	18	(27)
Discontinued operations	(665)	—
Net income	$212	$587

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846, or	860.277.8330, or	860.277.0779
Marlene Ibsen	David Punda
860.277.9039, or	212.588.8417
Joan Palm
651.310.2685

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